     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2001

                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 GLOBALNET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                            NEVADA                                                        87-0635536
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)               (I.R.S. EMPLOYER IDENTIFICATION NO.)


                           --------------------------

                     1919 SOUTH HIGHLAND AVENUE, SUITE 125-D
                             LOMBARD, ILLINOIS 60148
                                 (630) 652-1300
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           --------------------------

                                   PERE VALLES
                             CHIEF FINANCIAL OFFICER
                                 GLOBALNET, INC.
                     1919 SOUTH HIGHLAND AVENUE, SUITE 125-D
                             LOMBARD, ILLINOIS 60148
                                 (630) 652-1300

                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           --------------------------

                                   COPIES TO:
                            CHARLES P. AXELROD, ESQ.
                               NITIN KHAKEE, ESQ.
                             GREENBERG TRAURIG, LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------------------
                                    PROPOSED MAXIMUM         PROPOSED MAXIMUM        AGGREGATE
       TITLE OF SHARES                  AMOUNT TO            AGGREGATE PRICE          OFFERING             AMOUNT OF
       TO BE REGISTERED               BE REGISTERED          PER SECURITY (1)         PRICE (1)         REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001 per share               700,000(2)               $0.91              $637,000.00            $159.25

Common Stock, par value $.001
per share                                75,000(3)               $0.91              $    68,250            $ 17.06

Total . . . . . . . . . . .             775,000                                                            $176.31(4)
- ---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock on the NASDAQ Small Cap Market on March 28, 2001.

(2) The number of shares being registered represent the Registrant's good faith estimate of the maximum number of shares being registered for re-sale in connection with the shares issued to the selling stockholders in connection with the Registrant's private placement of shares of its common stock which was consummated in February 2001 (the "Private Placement"). For purposes of estimating the number of shares of common stock to be included in this Registration Statement, the Registrant calculated the number of shares of its common stock sold to the selling stockholders in connection with Private Placement, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(3) The number of shares being registered represent the Registrant's good faith estimate of the maximum number of shares to be issued to the selling stockholders in connection with their exercise of outstanding warrants with an exercise price of $1.20 per share (the "Warrants"). For purposes of estimating the number of shares of common stock to be included in this Registration Statement, the Registrant calculated the number of shares of its common stock issuable to the selling stockholders in connection with their exercise of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(4) Registrant has sufficient restricted funds on deposit with Mellon Bank to pay the requisite filing fee.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 2, 2001

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                               DATED APRIL 2, 2001

                                   PROSPECTUS

                                 GLOBALNET, INC.

                         775,000 SHARES OF COMMON STOCK

                                ($.001 PAR VALUE)

                            ------------------------

        This prospectus relates to an aggregate of 775,000 shares of our common stock of which 700,000 shares were issued in connection with a private placement completed in February 2001 and 75,000 shares which are issuable upon exercise of outstanding warrants.

        The methods of sale of the common stock offered hereby are described under the heading "Plan of Distribution" on page 18. Except with respect to the exercise of the outstanding warrants during the exercise period, we will receive none of the proceeds from the sale of any of the common stock to which this prospectus relates. See "Use of Proceeds" on page 16. Except for the underwriting and brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, we will pay all expenses incurred in connection with the offering described in this prospectus.

        Our common stock is listed on the NASDAQ Small Cap Market (Symbol:
GBNE). On March 28, 2001, the closing price of the shares was $0.91 per share. See "Market Prices of GlobalNet Common Stock" on page 16.

        THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                          PROSPECTUS DATED ______, 2001

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................2
FORWARD-LOOKING INFORMATION....................................................3
THE COMPANY....................................................................4
RECENT DEVELOPMENTS............................................................7
RISK FACTORS...................................................................8
MARKET PRICES OF GLOBALNET COMMON STOCK.......................................16
USE OF PROCEEDS...............................................................16
SELLING STOCKHOLDERS..........................................................17
DESCRIPTION OF GLOBALNET COMMON STOCK.........................................18
PLAN OF DISTRIBUTION..........................................................18
LEGAL MATTERS.................................................................19
EXPERTS.......................................................................19


                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered hereby on Form S-3. This prospectus is a part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

        In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Section                     Northeast Regional Office            Midwest Regional Office
Room 1024                                    7 World Trade Center                 500 West Madison Street
450 Fifth Street, N.W.                       Suite 1300                           Suite 1400
Judiciary Plaza                              New York, NY  10048                  Chicago, Illinois  60661-2511
Washington D.C.  20549


        The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains our reports, proxy statements and other information about us and other companies who file electronically with the SEC.

        Our common stock is traded on the NASDAQ Small Cap Market.

        The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

        This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

                     SEC FILINGS                                                    DESCRIPTION OR PERIOD/AS OF
- ------------------------------------------------------------------------------------------------------------------------------------
Quarterly Report on Form 10-QSB................................       Period ended March 31, 2000 (filed with the Commission on
                                                                      May 15, 2000)

Schedule 14C Information Statement.............................       Period ended May 8, 2000 (filed with the Commission on
                                                                      May 30, 2000)

Current Report on Form 8-K.....................................       Period ended May 30, 2000 (filed with the Commission on
                                                                      June 30, 2000)

Current Report on Form 8-K/A...................................       Period ended May 30, 2000 (filed with the Commission on
                                                                      July 28, 2000)

Quarterly Report on Form 10-Q..................................       Period ended June 30, 2000 (filed with the Commission on
                                                                      August 21, 2000)

Quarterly Report on Form 10-Q/A................................       Period ended June 30, 2000 (filed with the Commission on
                                                                      September 5, 2000)

Current Report on Form 8-K.....................................       Period ended May 30, 2000 (filed with the Commission on
                                                                      October 31, 2000)

Quarterly Report on Form 10-Q..................................       Period ended September 30, 2000 (filed with the Commission on
                                                                      November 13, 2000)

Current Report on Form 8-K/A...................................       Period ended May 30, 2000 (filed with the Commission on
                                                                      November 21, 2000)


        We incorporate by reference additional documents that we may file with the SEC after the date of this document. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference into this document from us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document.

        You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following addresses:

        GlobalNet, Inc.
        1919 South Highland Avenue, Suite 125-D
        Lombard, Illinois 60148
        Attn: Investor Relations
        (630) 652-1300

        If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

        We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

        If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

        The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.


                           FORWARD-LOOKING INFORMATION

        Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Since we are incorporating by reference pro forma financial statements consolidating our financial statements with the companies we have acquired or will acquire, as if we acquired such companies at an earlier date, the financial data we present are based on estimates and do not necessarily reflect the results that would have been achieved at that time had we actually acquired those companies at such earlier date, and, for that reason, may not accurately reflect future results. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

        -       our success or failure to implement our business strategies; and

        - other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

        We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors" on page 8. You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                   THE COMPANY
GENERAL

        GlobalNet, Inc., through it's principal subsidiary, GlobalNet International, Inc., provides international voice, data and Internet services over private, managed Internet Protocol (IP) network to international carriers and other communication service providers in the United States and Latin America. Our mission is to become the premier provider of high quality, competitively priced, IP-based voice, facsimile and data services to Internet Service Providers (ISP's) and other Telecommunications Services Providers (TSP's) serving the small and medium enterprise market in Latin America.

        GlobalNet was formed on May 30, 2000 as a result of a "reverse merger" transaction, whereby GlobalNet International, Inc. merged with and into a subsidiary of Rich Earth, Inc. pursuant to an agreement and plan of merger, whereby 20,000,000 shares of Rich Earth common stock were issued in exchange for 100% of the common stock of GlobalNet International in a transaction accounted for as a reverse acquisition of Rich Earth by GlobalNet International. Prior to the reverse merger, Rich Earth was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of GlobalNet International controlled the merged company and the principal shareholders of GlobalNet International became principal shareholders of the merged company. Following the closing of the reverse merger, Rich Earth changed its name to GlobalNet, Inc. As a result of the reverse merger transaction, GlobalNet International continued as an operating entity and as a wholly-owned subsidiary of GlobalNet, and the historical financial statements of GlobalNet replaced those of Rich Earth.

CURRENT BUSINESS

        The Company was organized to engage in the telecommunications industry, and to capitalize on the growth of Internet Protocol ("IP") (the transmission of international voice, data and Internet services over a private network to international carriers and other communications service providers in the United States and Latin America) as a communications transport media for IP telephony and other enhanced services. To date, the Company has focused primarily on wholesaling international voice and facsimile services between the United States and Latin American countries, predominantly Mexico. Our domestic customers include Tier 1 and Tier 2 carriers such as MCI WorldCom, Qwest, Global Crossing, IDT and World Access. Our management has been successful in establishing and maintaining relationships with these customers as a result of our ability to procure consistent sources of supply in the capacity constrained telecommunications corridors linking Latin America and the United States.

        We have based our technology future on IP platforms. IP is a network-layer protocol containing addressing and control information that enables packets to be efficiently and quickly moved through a network. IP has become the protocol of choice on the Internet due to its inherent flexibility and adaptability over different physical transmission media and over different protocol layers such as ATM and frame relay. Recent initiatives that address quality of service, security and core-network switching have underscored IP's advantages and result in its increased acceptance across proprietary networks. Additionally, IP's flexibility and functionality allow a number of value added applications such as VoIP, IP fax and unified messaging service to be layered on top of basic transport.

        Our strategy is to deliver high quality communications services while providing customers with IP inherent cost savings and global reach of the Internet. Our business philosophy is to meet customer needs with bundled service packages that integrate a customer's telecommunications traffic. Our growth strategy targets partnerships with service providers with a proper license, an established network and an in-house sales and support organization. We intend to focus our sales and marketing efforts on strategic partners whose sales efforts concentrate on servicing small-to-medium businesses, ISPs and TSPs. We believe that our business success in a large part will be dependent upon our existing management team of seasoned professionals who offer industry, operating, marketing, technical and financial expertise. We believe that we can successfully compete within our industry through our ability to offer turnkey solutions which include provisioning of a billing system and the design, staffing and implementation of state of the art customer care and network management centers. Our solutions enable the delivery of seamless networks by alternating and integrating critical functions, including billing, customer care, fault isolation and repair, network management and network OSS.

         We are able to provide international providers voice and fax transmission to Mexico, Central and South America through the operation of two Lucent EXS ExchangePlus switching platforms. These switching platforms are full featured international gateway and VoIP switches that enable GlobalNet to interface with domestic US carriers, and are still capable of meeting the international interface standards of foreign telecom service providers. Our New York switch serves as a gateway for re-file and carrier exchange traffic. Our San Antonio switch serves as the gateway to Latin America. Our backbone network consists of Lucent MAX TNT gateways that are located both internationally and domestically. These devices allow an architectural basis for the new public network by utilizing VoIP gateways to support toll-quality VoIP and fax-over-IP with transparent integration to the public network. The gateways also manage call setup, authentication of digit streams for protocol routing in the network, and signaling between different gateways in the network. This technology and hardware have inherent flexibility in handling both voice and data over the same facilities, as well as its low cost and footprint.

        We have recently begun offering IP hosting to give international carriers and other communication service providers quick entry into the rapidly expanding IP market. Services such as international voice, fax and enhanced data can expand the customer's existing product offering and give accelerated access to a worldwide network without capital expenditures or the risk of technological obsolescence. Carriers are provided the necessary IP equipment and network access to originate and terminate traffic. This access-replacing network can be scaled into bandwidth matched to meet the customer's requirements. Customers are charged flat, recurring fees for international origination and termination and for the equipment provided. Rate varies depending on the scale and service level established.

        Our principal competitors in the Latin American markets include Telefonica (Spain's privatized PTT), AT&T, MCI WorldCom Inc., Bell South and Global Crossing. These companies are larger and better financed than the Company. We believer that our ability to compete is based on our core management team who has experienced telecommunication professionals. Central to our ability to compete is our aggressive pricing and product diversification and our emphasis on superior customer care. We believe that our bundles service offering is superior to that offered by our competitors. We also intend to compete based on a strategy of working with carriers who concentrate on niche markets, including ISPs and TSPs who market to small and medium sized companies, as well as our focus on location where we can achieve a high level of on-net customers in order to achieve our revenue and margin goals.

         We are well positioned with the development of our next-generation network due to lower network infrastructure costs; lower VoIP equipment costs; and the fact that VoIP equipment occupies 90% less space in telephone exchanges than traditional circuit-switched equipment. The whole industry is converging on a single vision based on IP technology to lower costs and handle exploding data traffic. However, traditional carriers will have trouble catching up, as they would have to write off huge investments made in traditional circuit switched networks designed to carry voice.

PLANNED EXPANSION AND FUTURE BUSINESS ACTIVITIES

        The Company has developed an overall plan for expanding its existing business and enhancing its business through other related IP activity. Our expansion plans are dependent upon our ability to secure additional debt or equity financing. We are unable to determine when, if at all, such financing may be obtained or the amounts, levels and terms upon which such financing may be obtained. This uncertainty will have an effect on the timing of the implementation of our future growth plans. The areas of our additional activity are therefore largely proposed and intended.

        We plan to phase in the building of up to 15 Network Access Points
(NAPs) in 13 countries to enable us to provide Latin American ISPs, TSPs and the PTT, a local "in-country" forum for exchanging Internet and other IP-based traffic. These planned centers will also serve as our distribution nodes for our IP-based product offering. Our strategy is based on our goal of eliminating "backhauling", thereby providing value to our customers. At the present time, service providers to Latin America purchase their connectivity to the Internet from a variety of suppliers who are either United States based or Latin American based providers who purchase their Internet access from United States providers. The result of this is that all Internet traffic whether it is web site access, e-mail or file transfer, first goes to the United States and then back to Latin America, even if both of the originating and destination points are both in Latin America. This practice is called "backhauling" and causes a number of problems for the Latin American providers, ranging from increased exposure to latency, higher packet failure and retry rates to increased cost resulting from the need to buy additional capacity to backhaul the data.

        The Company believes that its planned IP service centers will overcome the backhauling problems and become a forum for the exchange of Internet and other IP-based traffic. Our planned IP service centers will also be able to provide other value added services, including Tier 1 Internet access, caching, web site mirroring, and network management services.

        Our business model, yet to be implemented and dependent upon factors, many of which are beyond the Company's control, is dependent upon our ability to establish strategic alliances with qualified in-country service providers for the deployment of the IP service centers. We intend to accomplish this through joint venture relationships to be pursued with qualified service providers having proper licenses, an established network and an in-house sales and support organization.

        Our initial NAP focus will be on the Mexican market, which is presently the predominant source of our revenue.

        The implementation of our proposed additional business activities, and hence the need for further additional capital, will be our creation of additional switching and transmission facilities in which we will increase fiber optic and satellite capacity for the provisioning of voice, video, data and Internet services. Our objectives in making the necessary capital investment to create these facilities will be to provide on-net capacity to allow growth in the Mexican voice service business, increase profitability for switched services by reducing the amount of traffic terminated by other long distance carriers, and the use of the expanded network as a platform to support advanced bandwidth-intensive data and Internet applications.

        Through our NAPs and IP service centers, we will endeavor to provide a seamless integrated communications package for customers that includes:

        - Peering. The ability to exchange Internet and other IP-based traffic in country rather than backhauling the traffic to the U.S.

        - Premium Internet Connectivity. A premium service by giving companies a single point for peer level access to the majority of Tier One Internet service providers.

        - Caching. Reduces bandwidth requirements by storing commonly accessed pages and data at the IP Service Center (NAP), thereby speeding up the user's response time. This product is sold with connectivity.

        - Mirroring. Mirroring capability replicates existing international sites in the U.S., thereby providing redundancy to a business enterprise's mission critical applications and web sites.

        - Network Management. Network management services enable customers to outsource the monitoring and management of their networks with guaranteed reliability and performance.

        - VoIP: VoIP, or Internet telephone, uses a packet switched network to transmit voice, and as a result, more effectively utilizes the bandwidth capacity. The benefit of IP is a more efficient transmission of voice as packets from different sources are interspersed with each other.

        We are a Nevada corporation and maintain our executive offices at 1919 South Highland Avenue, Suite 125-D, Lombard, Illinois 60148. Our telephone number is (630) 652-1300.

                               RECENT DEVELOPMENTS

EQUIPMENT LEASES

        In April 2000, we entered into a $10,000,000 credit facility with General Electric Capital Corporation to finance the lease of Lucent Technologies telecommunications network and data transmission equipment. The Company had six months from the time of the closing to finance equipment under the facility. The total financed amount equal in the aggregate $6,951,000 of which approximately $6,592,000 was still outstanding as of December 31, 2000. Each lease bears interest at an annual rate of 13.2% for a term of 36 months. In December 2000, the Company drew down an additional $340,000 for equipment that was delivered in January 2001.

        In October 1999, we entered into certain capital leases for network equipment. The equipment which was leased consisted of telecommunications switching equipment and international gateway platforms. This lease bears interest at the rate of 22% per annum and is for a term of 42 months. The Company is currently attempting to refinance this lease.

PRIVATE PLACEMENTS AND RESTRICTED STOCK

        During the period from March 2000 through July 2000, we sold 1,205,450 shares of common stock in two transactions. The first transaction at $10 per unit for an aggregate of $6,000,000, consisted of 600,000 shares of common stock and 300,000 warrants to purchase 300,000 shares of common stock exercisable at $15 per share for a period of six months from the date of grant. The second placement of 605,450 units at $10 per unit consisted of the sale of 605,450 shares of common stock and 605,450 warrants to purchase 605,450 shares of common stock, exercisable at $15 per share. We also issued warrants to purchase 310,000 shares of common stock exercisable at $15 per share to various individuals and firms assisting in these placements. The aggregate of the 905,450 warrants issued in the two private placements and the 310,000 warrants issued to the individuals and firms assisting in the private placements expired without being exercised and were no longer outstanding at December 31, 2000. On December 7, 2000, we issued an aggregate of 1,215,450 warrants, exercisable at $5 per share, to the individuals who formerly held the expired warrants.

        On May 15, 2000, GlobalNet issued an aggregate of 2,025,000 shares of restricted stock to various employees, directors and consultants, vesting at the rate of 44% on September 15, 2001; 22% on May 15, 2002; and 34% on May 15, 2003.
Of these shares, 650,000 shares were forfeited in the fourth quarter of 2000.

        On December 28, 2000, GlobalNet issued 775,000 shares of restricted common stock to various employees, vesting at the rate of 44% on September 15, 2001; 22% on May 15, 2002; and 34% on May 15, 2003.

        During February 2001, GlobalNet effected a private placement of 700,000 shares of common stock and 75,000 warrants to purchase 75,000 shares of common stock for an aggregate of $700,000. The entities purchasing these shares were accorded various registration rights, including the obligation by GlobalNet to register their shares on or before March 31, 2001.

CURRENT LITIGATION

        On December 26, 2000, an action entitled Rubin v. Gushlak, et. al, Case No. 00-13406, was filed in the United States District Court for the Central District of California. This action is against Myron Gushlak, a director of GlobalNet, and 13 other named defendants, including GlobalNet. The action arises out of the purchase by the plaintiff of 1,000,000 shares of the Company's common stock at a price of $5 per share in a private transaction which Mr. Gushlak allegedly facilitated. The primary relief sought in the action is the rescission of the contract of purchase; and damages in the alternative. The action alleges violations of Sections 5 and 12 of the Securities Act of 193e, as amended, and alleged violations of Section 10(b) of the Securities and Exchange Act of 1934 and common law fraud. The complaint alleges that defendant Gushlak allegedly induced the plaintiff to purchase shares of GlobalNet's common stock and, in doing so, allegedly violated various provisions of the federal securities laws. While alleging various violative conduct and activity on the part of Mr. Gushlak, the complaint asserts that several of the named defendants, allegedly made untrue statements of material facts or omitted to state facts necessary to be stated in order to make certain facts stated not misleading. The complaint also alleges that GlobalNet failed to cooperate with the plaintiff in its efforts to confirm Gushlak's beneficial ownership of shares. The action is only in its formative stages and discovery or substantive proceedings have not as yet been initiated. We believe that it has good and meritorious defenses to the action.

        As of November 8, 1999, GlobalNet entered into capital leases with Prinvest Financial Corp. for various network equipment with respect to which GlobalNet recorded a capital lease obligation of approximately $5,268,000. A dispute currently exists between GlobalNet and Prinvest Financial Corp. with respect to compliance by GlobalNet under a financing and security agreement dated as of November 8, 1999 and a lease agreement dated as of that date. In connection with attempts to resolve the dispute, GlobalNet and Prinvest Financial Corp. entered into a forbearance agreement dated as of October 27, 2000 which provided that until the maturity date, Prinvest Financial Corp. would forebear from declaring accelerated the indebtedness of GlobalNet under these capital leases, and to forebear from exercising the remedies that relate to an acceleration under the financing agreement and the lease agreement. The maturity date has been extended, through amendment, at least three times, with the most recent extension to January 26, 2001. An additional extension has neither been negotiated or executed and Prinvest Financial Corp. has not notified GlobalNet that it has declared an acceleration, nor has Prinvest Financial Corp. sought to exercise any of its rights or remedies under the financing agreement and lease agreement. We are unable to determine what position, if any, Prinvest Financial Corp. will take. As of December 31, 2000, the amount outstanding under the capital lease facility with Prinvest Financial Corp. amounted to approximately $3,124,000. The Company is currently working with other potential lenders on the refinancing of this facility.

        On November 20, 2000, an action was initiated in the United States District Court for the Northern District of Illinois against GlobalNet by the Selway Group Inc. This action alleges that the plaintiff is owed 3% of the gross revenues derived by GlobalNet from a telecommunications intercommunication agreement entered into between GlobalNet and Protel, S.A. de C.V. The action seeks unspecified monetary damages in excess of the monetary federal jurisdiction limit. GlobalNet has moved to dismiss the complaint for lack of jurisdiction and, at the present time, the motion remains before the court. GlobalNet believes that it has good and meritorious defenses to this action which it intends to assert if the court determines that jurisdiction exists. Additionally, it is the Company's position that the Selway Group Inc. did not perform the services nor comply with the requirements specified in the contract between the Company and Selway Group Inc. dated September 15, 1996. The action is in its formative stages and no discovery or other substantive proceedings in the action have been undertaken.

        GlobalNet has commenced an action in the Supreme Court of the State of New York against Justice Telcom Corporation a/k/a Justice Technology Corp. for the non-payment of services rendered by GlobalNet. Subsequent to the commencement of this action, GlobalNet learned that a company known as Total Access.com Inc. allegedly purchased the assets and liabilities of Justice Telecom. Pending settlement discussions, GlobalNet granted an extension of time to answer to February 19, 2001. No answer has been received by GlobalNet, nor have there been any communications to GlobalNet relating to the settlement discussions. GlobalNet has applied to the court for a default judgment in the amount of $109,309.16.

        GlobalNet commenced an action in the Supreme Court of the State of New York against North American Gateway Inc. for the non-payment of services rendered by GlobalNet. The defendant having defaulted in appearing or answering, GlobalNet has applied to the court for a default judgment in the amount of $99,798.75.

        GlobalNet has commenced an action in the Supreme Court of the State of New York against Wholesale Telecom Corporation for the non-payment of services rendered by GlobalNet in the amount of $563,578.66. The defendant has sought to dismiss the action on various jurisdictional grounds and to otherwise stay the action pending arbitration. The motion presently remains outstanding before the court, which has not issued its decision. This action is only in the formative stages and no discovery or other proceedings have been initiated.

                                  RISK FACTORS

        You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

        If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

RISKS RELATED TO OUR OPERATIONS

WE HAVE A RELATIVELY LIMITED OPERATING HISTORY UPON WHICH TO BASE YOUR INVESTMENT DECISION, AND YOU MAY INACCURATELY ASSESS OUR PROSPECTS FOR SUCCESS.

        We were formed in 1996 as DTA Communications Network, LLC which offered telecommunications services. In May 2000 we became GlobalNet, Inc. after a reverse merger with Rich Earth, Inc. Due to our limited operating history, it is difficult for us to predict future results of operations. Moreover, we cannot be sure that we have accurately identified all of the risks to our business, especially because we use new, and in many cases, unproven technologies and provide new services. As a result, our past results and rates of growth may not be a meaningful indicator of our future results of operations. Also, our assessment of our prospects for our success may prove inaccurate.

WE HAVE A HISTORY OF OPERATING LOSSES, ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER BECOME PROFITABLE.

     For each of the fiscal years ending December 31, 2000, 1999 and 1998, we had operating losses of approximately $10,647,000 (unaudited), $2,536,000 and $111,000, respectively. At December 31, 2000, our total current liabilities exceeded our total current assets by approximately $7,510,000 (unaudited). At December 31, 2000, we had an accumulated deficit of approximately $15,625,000 (unaudited) and a total stockholders deficit of approximately $1,485,000 (unaudited). While our management has addressed the conditions which have left substantial doubt about our ability to continue as a going concern, there is no certainty that we will be successful in implementing any of the plans of management to restore us to profitability or to otherwise insure that we will be able to continue as a going concern.

FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS THAT RESULT FROM VARIOUS FACTORS INHERENT IN OUR BUSINESS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

        Our revenue and results of operations have been volatile and may continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are not in our control, including, among others:

        - the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;

        -       pricing pressure in the international long distance market;

        - the percentage of traffic that we are able to carry over the Internet, or over our dedicated international private circuit lines, rather than over the more costly traditional public-switched telephone network;

        - loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;

        - our ability to negotiate changes in the termination fees charged by our local providers when our margins deteriorate;

        -       capital expenditures required to expand or upgrade our network;

        - changes in call volume among the countries to which we complete calls;

        - technical difficulties or failures of our network systems or third-party delays in expansion or provisioning system problems; and

        - our ability to offer value-added services that are appealing to the market.

        Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts and investors. Such a discrepancy could cause the price of our common stock to decline significantly.

OUR PENDING LITIGATION COULD POTENTIALLY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.

        The pending litigation discussed in "Recent Developments" on page 7 could potentially have a material adverse effect on our business operations.

OUR STOCK BASED COMPENSATION POLICY MAY RESULT IN FUTURE (NON-CASH) OPERATING LOSSES DUE TO ACCOUNTING TREATMENT WE ARE REQUIRED TO ADOPT.

        As a result of the issuance by us of certain restricted shares to officers, directors, employees and consultants, which vest over time, we have recorded approximately $9,785,000 (unaudited) of deferred compensation as of December 31, 2000. As the number of restricted shares representing the deferred compensation vests in years 2001, 2002 and 2003, the fair value of these restricted shares at the time of their vesting will result in a (non-cash) charge to our consolidated statement of operations, thereby increasing the amount of our (non-cash) operating expenses by the amount of such charge and resulting in an increase in the amount of our losses, if any, or decreasing the amount that would otherwise be reportable as earnings. In addition, increases in losses attributable to the stock based compensation will increase the amount of shareholders' deficit.

THE MARKET PRICE OF OUR COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE LITTLE CONTROL.

        The stock market has, from time to time, experienced, and is likely to continue to experience, extreme price and volume fluctuations. Prices of securities of Internet-related companies have been especially volatile and have often fluctuated for reasons that are unrelated to the operating performance of the affected companies. The market price of shares of our common stock has fluctuated greatly since their inception of trading on the NASDAQ Small Cap Market and could continue to fluctuate due to a variety of factors. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY THE REGISTRATION OF ADDITIONAL SHARES.

        We currently have 31,865,450 shares of common stock issued and outstanding, of which 21,905,450 shares may be deemed restricted securities, as defined under the Securities Act of 1933, as amended. These restricted securities may be sold in the future only pursuant to registration under the Securities Act or an exemption such as Rule 144 under the Securities Act. Of the 21,905,450 shares that may be deemed restricted securities, we are presently registering for sale 700,000 shares (plus an additional 75,000 shares issuable in connection with the warrants) which will become eligible for immediate resale. The shares to which this prospectus relates, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act or an exemption such as Rule 144 under the Securities Act, may have a dilutive effect on the market for the price of our common stock.

THERE IS NO ASSURANCE THAT WE WILL REMAIN LISTED ON AN ACTIVE TRADING MARKET.

        Although our common stock is quoted on the NASDAQ Small Cap Market, there can be no assurance that we will, in the future, be able to meet all the requirements for continued quotation thereon. In the absence of an active trading market or if our common stock cannot be traded on the NASDAQ Small Cap Market, our common stock could instead be traded on the Electronic Bulletin Board or in the Pink Sheets. In such event, the liquidity and stock price in the secondary market may be adversely affected. In addition, in the event our common stock was delisted, broker-dealers have certain regulatory burdens imposed upon them which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock.

THE INABILITY TO OBTAIN NECESSARY ADDITIONAL CAPITAL IN THE FUTURE ON ACCEPTABLE TERMS COULD DELAY US FROM EXECUTING OUR BUSINESS PLAN OR PREVENT US FROM DOING SO ENTIRELY.

        We expect to need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. Cash flow from operations, cash on hand may not be sufficient to cover our operating expenses and capital investment needs. We cannot assure you that additional financing will be available on terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations. Because GlobalNet is internally financed, increases in business can temporarily reduce the Company's working capital due to cash flow lags.

        If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. The failure to obtain additional financing when required could result in us being unable to grow as required to attain profitable operations.

        The Company may have difficulty in raising equity or debt financing in light of the recent performance of the U.S. equity markets. In particular the financial community's failure to recognize that the Company is not a "dot-com" company could have a negative impact.

WE MAY NEVER GENERATE SUFFICIENT REVENUE TO ATTAIN PROFITABILITY IF TELECOMMUNICATIONS CARRIERS AND OTHER COMMUNICATIONS SERVICE PROVIDERS ARE RELUCTANT TO USE OUR SERVICES, INCLUDING ANY NEW SERVICES, IN SUFFICIENT VOLUME.

        If the market for Internet telephony and new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially and adversely affected.

        Our customers may be reluctant to use our services for a number of reasons, including:

        - perceptions that the quality of voice transmitted over the Internet is low;

        -       perceptions that Internet telephony is unreliable; and

        - our inability to deliver traffic over the Internet with significant cost advantages.

        The growth of our business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. If the volume of international voice and fax traffic fails to increase, or decreases, and these third-parties do not employ our network, our ability to become profitable will be materially and adversely affected.

        We cannot assure you that communications service providers and their end-user customers will be receptive to, and subscribe for, any unified communications services we are able to offer, or any other additional services we elect to deploy on our network. Any perceived problems with the reliability or functionality of any new services that we offer could discourage communications service providers from offering these services to their customers. In addition, the development of new services, such as unified communications, may require substantial capital expenditures to be made well in advance of generating any revenue from such services or demonstrating any market acceptance of such services. If carriers and communications service providers do not employ our network to offer any new services to their customers, or if their customers do not subscribe for the services when offered, our financial condition and results of operations will be materially adversely affected.

        We cannot assure you that end-users will continue to purchase services from our customers or that our customers will maintain a demand for our services.

WE MAY FACE QUALITY AND CAPACITY PROBLEMS OVER OUR NETWORK DUE TO FAILURES BY THIRD PARTIES.

        Vendors. We rely upon third-party vendors to provide us with the equipment and software that we use to transfer and translate calls from traditional voice networks to the Internet, and vice versa. We cannot assure you that we will be able to continue purchasing such equipment and software from our current vendors on acceptable terms, if at all. If we become unable to purchase from our current vendors the equipment needed to maintain and expand our network as currently configured, we may not be able to maintain or expand our network to accommodate growth and we may consequently be unable to grow revenues sufficiently to become profitable.

        Parties that Maintain Phone and Data Lines. Our business model depends on the availability of the Internet to transmit voice and fax calls, and to provide other value-added services. Third parties maintain, and in many cases own, the traditional voice networks as well as data networks and other components that comprise the Internet. Some of these third parties are national telephone companies. They may increase their charges for using these lines at any time and decrease our profitability. They may also fail to properly maintain their lines and disrupt our ability to provide service to our customers. Any failure by these third parties to maintain these lines and networks that leads to a material disruption of our ability to complete calls over the Internet could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable.

        Local Communications Service Providers. We maintain relationships with local communications service providers in many countries, some of whom own the equipment that translates voice to data in that country. We rely upon these third parties to both provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third parties may be slow, or fail, to provide lines, which would affect our ability to complete calls to those destinations. We cannot assure you that we will be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we cannot assure you that we will be able to increase the number of countries to which we provide service. We also may not be able to enter into relationships with enough overseas local service providers to handle increases in the volume of calls that we receive from our customers. Finally, any technical difficulties that these providers suffer would affect our ability to transmit calls to the countries that those providers help serve.

        Strategic Relationships. We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend in large part on our joint marketing and product development efforts with in-country service providers to achieve market acceptance and brand recognition in certain markets. Our strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In general, if we lose this key strategic relationship, or if we fail to develop new relationships in the future, our ability to expand the scope and capacity of our network, and to maintain state-of-the-art technology, would be materially adversely affected.

WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR OUR SERVICES.

        The market for Internet voice, fax and other value-added services is extremely competitive and will likely become more competitive. Internet protocol and Internet telephony service providers, such as IBasis, Inc. and ITXC
Corp., route traffic to destinations worldwide and compete directly with us. Also, Internet telephony service providers, such as Net2Phone, that presently focus on retail customers may in the future enter our market and compete with us. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to put downward pressure on prices and adversely affect our profitability. We cannot assure you that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.

WE ARE SUBJECT TO DOWNWARD PRICING PRESSURES AND A CONTINUING NEED TO RENEGOTIATE OVERSEAS RATES WHICH COULD DELAY OR PREVENT OUR PROFITABILITY.

        As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers for call completion on our network. If this downward pricing pressure continues, we cannot assure you that we will be able to offer Internet telephony services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country would have a material adverse effect on our ability to operate our network and business profitably.

A VARIETY OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

        Because we provide substantially all of our services internationally, we are subject to additional risks related to operating in foreign countries. These risks include:

        - unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony;

        - economic weakness, including inflation, or political instability in particular foreign economies and markets;

        -       difficulty in collecting accounts receivable; and

        -       foreign taxes.

        These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

        During the fiscal year ended December 31, 2000, a significant portion of our revenue was generated by delivering calls to Latin America, especially Mexico. Many countries in these geographic regions have experienced political and economic instability over the past decade. Repeated political or economic instability in countries to which we deliver substantial volumes of traffic could lead to difficulties in completing calls through our regional service providers or decreased call volume to such countries.

IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE IN A COST-EFFECTIVE MANNER, THE RELATIVE QUALITY OF OUR SERVICE COULD SUFFER.

        The technology upon which our services depend is changing rapidly. Significant technological changes could render the equipment which we use obsolete, and competitors may begin to offer new services that we are unable to offer. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services.

WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR NETWORK ADEQUATELY TO ACCOMMODATE FUTURE GROWTH.

        Our business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls. We will need to expand and upgrade our hardware and software to accommodate such increased traffic. If we do not expand and upgrade quickly enough, we will not have sufficient capacity to handle the traffic and our operating performance would suffer. Consequently, we could develop a negative reputation with our customers and lose business.

IF WE FAIL TO MANAGE OUR GROWTH, WE COULD LOSE CUSTOMERS.

        We have grown rapidly to date and expect to continue to grow rapidly. In order to increase the number of our customers and the size of our operations, we will need to improve our administrative, accounting and operating systems and controls. We may need to redesign several internal systems. Our attention to these matters may distract us from other aspects of our business. Moreover, failure to implement new systems and controls may hamper our ability to provide services to customers and may impair the quality of our services which could result in the loss of customers.

OUR REVENUE WOULD DECLINE SIGNIFICANTLY IF WE LOSE ONE OR MORE OF OUR MOST SIGNIFICANT CUSTOMERS.

        A significant portion of our revenues are concentrated among a few large customers. For the year ended December 31, 2000, our largest customer represented approximately $18.3 million or 23% of total revenue, while the next three largest customers represented approximately $42.8 million or 55% of total revenue. Our three largest customers represented 96% of total revenue (unaudited) for each of the years ended 1999 and 1998. The loss of any of the foregoing customers could have a significant adverse impact on us.

WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY RETAINING THE KEY PERSONNEL WE NEED TO EXECUTE OUR GROWTH PLANS.

        GlobalNet is presently dependent upon the executive abilities of its Chairman and Chief Executive Officer, Robert Donahue, its President, Daniel Wickersham, and its other executive officers. Our business and operations to date chiefly have been implemented under the direction of these individuals, who presently are, and in the future will be, responsible for the implementation of our anticipated plans and programs. While we have entered into employment agreements with our principal executive officers, the loss or unavailability of the services of one or more of our principal executives would have an adverse effect on us. Given our present financial condition, we may encounter difficulty in our ability to recruit and ultimately hire any replacement or additional executive officers having similar background, experience and qualifications as those of its current executive officers.

WE WILL NEED TO ATTRACT SKILLED PERSONNEL TO EXECUTE OUR GROWTH PLANS.

        Our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for such employees in our industry is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. We may not be able to retain our employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting and retaining skilled personnel, we may not be able to grow at a sufficient rate to attain profitable operations.

RISKS RELATED TO THE INTERNET AND THE INTERNET TELEPHONY INDUSTRY

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR VOICE AND FAX COMMUNICATIONS, OUR BUSINESS WILL SUFFER.

        The technology that allows voice and fax communications over the Internet, and the delivery of other value-added services, is still in its early stages of development. Historically, the sound quality of calls placed over the Internet was poor. As the Internet telephony industry has grown, sound quality has improved, but the technology requires further refinement. Additionally, as a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet must also be accepted as an alternative to traditional voice and fax service by communications service providers. Because the Internet telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our results of operations will be adversely affected.

IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, WE MAY BE UNABLE TO MAINTAIN THE QUALITY OF OUR SERVICES AND PROVIDE THEM IN A TIMELY AND CONSISTENT MANNER.

        Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect our ability to complete calls. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular.

WE CANNOT BE CERTAIN THAT OUR ABILITY TO PROVIDE OUR COMMUNICATIONS SERVICES USING THE INTERNET WILL NOT BE ADVERSELY AFFECTED BY COMPUTER VANDALISM.

        Recently, computer vandals have caused certain leading Internet sites to shut down temporarily and have materially affected the performance of the Internet during key business hours by bombarding targeted sites with numerous false requests for data. While we do not operate any websites like those recently affected, we do rely on the Internet to deliver our international communications services. If the overall performance of the Internet is seriously downgraded by such website attacks or other acts of computer vandalism, our ability to deliver our communication services over the Internet could be adversely impacted, which could cause us to have to increase the amount of traffic we have to carry over alternative networks, including the more costly public-switched telephone network. In addition, traditional business interruption insurance may not cover losses we could incur because of any such disruption of the Internet. While some insurers are beginning to offer insurance products purporting to cover these losses, we do not have any of this insurance at this time.

INTERNATIONAL GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.

        The regulatory treatment of Internet telephony outside of the United States varies widely from country to country. A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially imposing settlement rates on Internet telephony providers. Finally, many countries have not yet addressed Internet telephony in their legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony in one or more countries, could limit our ability to provide our services or make them more expensive.

        In addition, as we make our services available in foreign countries, and as we work to enable sales by our customers to end-users in foreign countries, such countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in such jurisdiction, or limit our ability to enforce contacts in that jurisdiction. Our customers also currently are, or in the future may become, subject to these same requirements. We cannot assure you that our customers are currently in compliance with any such requirements or that they will be able to continue to comply with any such requirements. The failure of our customers to comply with applicable laws and regulations could prevent us from being able to conduct business with them. Additionally, it is possible that laws may be applied by the United States and/or other countries to transport services provided over the Internet, including laws governing:

        -       sales and other taxes;

        -       user privacy;

        -       pricing controls;

        -       characteristics and quality of products and services;

        -       consumer protection;

        - cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

        -       copyright, trademark and patent infringement; and

        - claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

        If foreign governments or other bodies begin to regulate or prohibit Internet telephony, this regulation could have a material adverse effect on our ability to attain or maintain profitability.

OUR OPERATIONS IN MEXICO AND LATIN AMERICAN COUNTRIES MAY BE LESS PROFITABLE THAN WE HAVE ANTICIPATED.

        The Company's Latin American strategy is founded on the deregulation of countries in the region. This deregulation may not occur or could be delayed in each of the targeted counties.

        Operations in each of the targeted countries will be less profitable or prevented completely if there is non-performance or malfeasance on the part of any of the partners in the targeted countries, as the Company's business plan relies on cooperation from local partnerships.

        There are additional economic risks in operating in Latin American countries. Changes in a targeted country's national or local economy could adversely impact our business. In addition, exchange rate changes in each of these countries could also negatively affect the Company.

        Political unrest or civil war is a possibility and could adversely affect the Company.

        Inherent in the strategy of selecting highly profitable emerging markets to conduct business is that these markets attract other companies seeking deregulation, and may result in markets with increased competition. These increased competition may result in reduced profitability for the Company.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO DOMESTIC GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.

        While the Federal Communications Commission has tentatively decided that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Congress is dissatisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on our industry. The FCC is currently considering, for example, whether to impose surcharges or other regulations upon certain providers of Internet telephony, primarily those that, unlike us, provide Internet telephony services to end-users located within the United States.

        Aspects of our operations may be, or become, subject to state or federal regulations governing universal service funding, disclosure of confidential communications, copyright and excise taxes. We cannot assure you that government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. This regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect our ability to attain or maintain profitability.

                     MARKET PRICES OF GLOBALNET COMMON STOCK

        Our common stock is listed and traded on the NASDAQ Small Cap Market. For the period January 1999 through May 2000 (the pre-reverse merger period), shares of the Company traded on the Over the Counter Bulletin Board as Rich Earth, Inc., a publicly traded shell company. There are no available historical quotations for Rich Earth common stock during the pre-reverse merger period. As a result of the reverse merger between Rich Earth and GlobalNet International, Inc., shares of the Company continued to trade on the Over the Counter Bulletin Board, but under the GlobalNet name, from May 2000 through September 2000. During the Fourth Quarter of 2000, our common stock commenced trading on the NASDAQ Small Cap Market. The following table sets forth the high and low sales prices per share on the Over the Counter Bulletin Board or NASDAQ Small Cap Market, as the case may be, based upon information supplied by The Wall Street Journal.

- --------------------------------------------------------------------------------------------
                    PERIOD                                       MARKET PRICE
                    ------                                       ------------
                                                        HIGH                      LOW
                                                        ----                      ---
2000:
Second Quarter                                         $26.88                    $17.25
Third Quarter                                           25.50                     15.50
Fourth Quarter                                          14.75                      0.63
- --------------------------------------------------------------------------------------------
2001:
First Quarter (through March 28, 2001)                 $ 1.92                    $ 0.78
- --------------------------------------------------------------------------------------------

        On March 28, 2001, the last reported sale price of GlobalNet common stock on the NASDAQ Small Cap Market was $0.91.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders. We will receive a maximum of approximately $90,000 from the exercise of all of the warrants, assuming all of the warrants are exercised in full, of which there can be no assurance. Any proceeds received by us in connection with the exercise of the warrants will be used for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

        The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of March 28, 2001. None of the selling stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The percent of beneficial ownership for each stockholder is based on 31,865,450 shares of common stock outstanding as of March 28, 2001. The selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their common stock since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                                                                                         BENEFICIAL OWNERSHIP
                                                                                                            AFTER OFFERING
                                                                                                    -----------------------------
                                                NUMBER OF SHARES OF
                                                    COMMON STOCK          NUMBER OF SHARES
                                                    BENEFICIALLY          OF COMMON STOCK            NUMBER
              SELLING STOCKHOLDER                    OWNED (1)               TO BE SOLD             OF SHARES         PERCENT
- ---------------------------------------------------------------------------------------------------------------------------------
Crescent International, Ltd. (2)                      500,000                  500,000                  --               *
- ---------------------------------------------------------------------------------------------------------------------------------
Roberto Garza (2)                                     200,000                  200,000                  --               *
- ---------------------------------------------------------------------------------------------------------------------------------
J.P. Carey, Inc. (3)                                   65,000                   65,000                  --               *
- ---------------------------------------------------------------------------------------------------------------------------------
Avondale Capital Partners(3)                           10,000                   10,000                  --               *
- ---------------------------------------------------------------------------------------------------------------------------------
     Total Common Stock...............................775,000                  775,000                  --               *
- ---------------------------------------------------------------------------------------------------------------------------------

 *      Less than one percent (1%).

(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of shares hereunder. See "Plan of Distribution."

(2) The number of shares being offered in this prospectus represent our good faith estimate of the maximum number of shares being registered for re-sale in connection with the shares issued to the selling stockholders in connection with the our private placement of shares of our common stock which was consummated in February 2001. For purposes of estimating the number of shares of common stock to be included in this prospectus, we have calculated the number of shares of common stock sold to the selling stockholders in connection with private placement consummated in February 2001, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3) The number of shares being offered in this prospectus represent our good faith estimate of the maximum number of shares to be issued to the selling stockholders in connection with their exercise of outstanding warrants with an exercise price of $1.20 per share. For purposes of estimating the number of shares of common stock to be included in this prospectus, we have calculated the number of shares of our common stock issuable to the selling stockholders in connection with their exercise of the warrants with an exercise price of $1.20 per share, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

                      DESCRIPTION OF GLOBALNET COMMON STOCK

        The following summary of our common stock is subject in all respects to applicable Nevada law, our amended articles of incorporation and our by-laws. See "Where You Can Find More Information."

GENERAL

        As of December 31, 2000, the authorized capital stock of GlobalNet, Inc. was 100,000,000. Those shares consisted solely of common stock, par value of $.001 per share, of which 31,165,450 shares were outstanding.

        Our board of directors can, upon the approval of the stockholders to increase the amount of authorized capital stock, issue one or more series of preferred stock. Our board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred shares could delay a change in control of GlobalNet, Inc. and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments, if any, to holders of our common stock. The preferred stock will, if issued, be fully paid and non-assessable.

BOARD OF DIRECTORS

        Our amended articles of incorporation and our by-laws provide that the total number of directors will be not less than one and no more than fifteen as determined by our board from time to time. We currently have eleven directors. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. Our amended articles of incorporation and by-laws do not provide for cumulative voting in the election of directors.

DIVIDENDS

        Common stockholders currently do not receive any dividends.

VOTING RIGHTS

        Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights.


                              PLAN OF DISTRIBUTION

        The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions, on the NASDAQ Small Cap Market or on such other market on which the common stock may from time to time be trading:

        -       in privately-negotiated transactions;

        -       through the writing of options on the shares; or

        -       any combination thereof.

        The sale price to the public may be:

        -       the market price prevailing at the time of sale;

        -       a price related to such prevailing market price;

        -       at negotiated prices; or

        - such other price as the selling stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders in connection with the private placement in February 2001, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. Other expenses incident to the offering and sale of our common stock by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of our common stock will be passed upon for us by Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166.

                                     EXPERTS

        The consolidated financial statements included in the July 28, 2000 Amended Current Report on Form 8-K/A of GlobalNet, Inc. (formerly DTA Communications Network, L.L.C.) as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this Registration Statement and Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================


                                 775,000 SHARES

                                 GLOBALNET, INC.

                                  COMMON STOCK
                           (PAR VALUE $.001 PER SHARE)

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                __________, 2001


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses payable by GlobalNet, Inc. in connection with the offering described in this Registration Statement are as follows:


            Registration fee.................................                     176.31
            Legal fees and expenses..........................                  25,000.00
            Accounting fees and expenses.....................                   2,500.00
            Printing and duplicating expenses................                  35,000.00
            Miscellaneous expenses...........................                   1,500.00
                                                                                ========
            Total............................................                  64,176.31

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 78.751 of Chapter 78 of the Nevada Revised Statutes and Article 15 of our articles of incorporation contain provisions for indemnification of our officers, directors, employees and agents. The articles of incorporation require us to indemnify such persons to the full extent permitted by Nevada law. The indemnification provisions of the Nevada General Corporation Law require indemnification of a director who has been successful on the merits or otherwise in defense of any action to which such person was a party because such person is or was a director of the corporation. We will indemnify each such person in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interest. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

        Our articles of incorporation and bylaws also provide that our board of directors may cause us to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person. We presently have directors' and officers' liability insurance in effect.

        We carry policies of insurance which cover the our individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnification of directors and officers in accordance with our articles of incorporation.

ITEM 16. EXHIBITS.

                3.1 Articles of Incorporation, as amended (Incorporated by reference as Exhibit 3.1 to Registrant's Form 10SB filed with the Commission on September 27, 1999 and as amended by Exhibit 3.1 to Registrant's Form 10SB/A filed with the Commission on October 18, 1999 and as further amended by Exhibit A to Registrant's Schedule 14C filed with the Commission on May 30, 2000)
                3.2 By-Laws (Incorporated by reference as Exhibit 3.2 to Registrant's Form 10SB filed with the Commission on September 27, 1999 and as amended by Exhibit 3.2 to Registrant's Form 10SB/A filed with the Commission on October 18, 1999)
                5.1 Opinion of Greenberg Traurig, LLP as to legality of securities being offered**
                10.1    Form of Registration Rights Agreement*
                10.2    Form of Warrant*
                23.1    Consent of KPMG LLP*
                23.2 Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)**
                24.1    Powers of Attorney (included on pages II-4 hereof)*

 * Filed herewith.
** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on April 2, 2001.

                                 GLOBALNET, INC.


                                 By:/s/ Robert J. Donahue
                                    -----------------------
                                    Name:  Robert J. Donahue
                                    Title: Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert J. Donahue, Daniel M. Wickersham and Pere Valles, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in is or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                        TITLE                                                           DATE
/s/ Robert J. Donahue                            Chairman and Chief Executive Officer                            April 2, 2001
- ------------------------------------------
Robert J. Donahue

/s/ Daniel M. Wickersham                         President (Principal Executive Officer)                         April 2, 2001
- ------------------------------------------
Daniel M. Wickersham

/s/ Pere Valles                                  Chief Financial Officer (Principal Financial Officer)           April 2, 2001
- ------------------------------------------
Pere Valles

/s/ Colum P. Donahue                             Chief Operating Officer                                         April 2, 2001
- ------------------------------------------
Colum P. Donahue

                                                 Director                                                        April 2, 2001
- ------------------------------------------
Carmine F. Adimando

                                                 Director                                                        April 2, 2001
- ------------------------------------------
Myron Gushlak

                                                 Director                                                        April 2, 2001
- ------------------------------------------
Robert H. Kohn

                                                 Director                                                        April 2, 2001
- ------------------------------------------
Jonathan S. Greenhill

/s/ Paul Fritz                                   Director                                                        April 2, 2001
- ------------------------------------------
Paul Fritz

/s/ Richard E. Wilson                            Director                                                        April 2, 2001
- ------------------------------------------
Richard E. Wilson

                                                 Director                                                        April 2, 2001
- ------------------------------------------
Philip R. Zimmerman